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                                                                      EXHIBIT 14

                              If you have questions, please call the Senior Vice
                                     President - General Counsel at 404-812-3176


                       LODGIAN'S POLICY ON BUSINESS ETHICS


1. GENERAL INTEGRITY -- To maintain and enhance Lodgian's reputation for integrity in its business, it is vital for each of us to adhere to the highest moral, ethical and legal standards. Honesty and integrity are the backbone of our relationship with our associates, shareholders, suppliers, guests and governmental authorities. This policy is a formal statement of the ethical conduct and common sense standards that sets the tone for all of Lodgian's business activities. The standards presented are intended as guidelines and obviously cannot cover every situation in our business environment. Lodgian is committed to these principles of ethical business conduct and any questionable practices should be evaluated in this light.

2. COMPLIANCE WITH LAWS AND REGULATIONS (of the United States, Canada and other foreign countries) -- Compliance with the law is essential. While acting on behalf of Lodgian, each associate must comply with the applicable rules and regulations of federal, state and local governments and of appropriate public and private regulatory agencies or organizations. Associates should not take any action on behalf of the Company that they know, or should reasonably be expected to know, violates any governmental laws, rules, or regulations.

         While Lodgian does not expect all associates to be experts in law and governmental regulations, we do expect associates to take reasonable precautions. When there is question or doubt regarding a particular action, associates should obtain clarification from their manager. In all cases, Lodgian expects a good faith effort to follow the spirit and intent of this policy and the law.

3. ACCOUNTING PRACTICES -- Lodgian will follow generally accepted accounting rules and controls. The books of account, budgets and similar records must accurately reflect these rules and controls. All assets of the company should be accounted for carefully and properly. No payment of company funds shall be approved if it is known that it will be made contrary to this policy. The company's independent auditors will be given access to all information necessary for them to properly conduct their audits.

         Associates are responsible for maintaining accurate records regarding the financial and administrative transactions of the Company. To ensure that accurate financial and administrative information is maintained, associates should not permit or take any action that would result in the inaccurate recording of entries in Company books, records and ledgers. No asset, fund, expenditure, or account should be established unless it is accurately reflected in the records of the Company.

         Financial activities are to be recorded in compliance with all applicable laws and accounting practices and shall be maintained for the time period required by the Internal Revenue Code and other applicable laws. All prepared financial statements and reports submitted to the Securities and Exchange Commission and to the public must be full, fair, accurate, timely and understandable.

4. ANTITRUST AND TRADE REGULATIONS -- Lodgian is committed to the letter and spirit of applicable antitrust and trade laws and regulations. Business activities must be conducted in a fair and equitable manner.

         Under no circumstance should an associate or an individual associated with Lodgian be party to any agreement, collusion or concerted activity of any type involving any competitor, customer, or any other party, that restrains trade or is in violation of the antitrust laws and regulations designed to foster competition. Prohibited activities include



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                       LODGIAN'S POLICY ON BUSINESS ETHICS


         price fixing; predatory pricing; allocation of customers; allocation of territories; exclusivity agreements; group boycotts; monopolization; unlawful termination of suppliers or distributors; price discrimination; or any attempts to engage in such conduct.

         Any discussion, action, or transaction that may involve prohibited conduct should be avoided and any knowledge of such conduct should be reported immediately to the Senior Vice President -- General Counsel. Any questions about what is permissible conduct should be raised with the Senior Vice President -- General Counsel before any action is taken.

5. INSIDER TRADING -- The Securities and Exchange Act prohibits Lodgian's insiders in possession of "inside information" from engaging in securities transactions. To ensure Lodgian is in compliance with all regulations regarding stock transactions, the Company has established a separate Insider Trading Policy which should be carefully reviewed by associates prior to the buying or selling company stock.

6. COMPLIANCE WITH INTERNAL POLICIES AND PROCEDURES -- The Company's policies and procedures define how we conduct business and how various business tasks are to be performed. To ensure our operations are conducted in a consistent and high quality manner, associates must comply with these policies and procedures in performing their job responsibilities. Internal policies and procedures should not conflict with the basic provisions of Lodgian's Policy on Business Ethics.

7. ANTI-FRAUD POLICIES -- Associates are prohibited from engaging in any scheme to defraud any person or organization of money, property, or the honest services of another. The making of any false or fraudulent statements to a government official or concealing a material fact from a government official is also prohibited.

8. CONTRACTS AND AGREEMENTS -- All contracts and agreements entered into by Lodgian must be in compliance with all applicable laws and regulations. Contracts with outside parties should be in writing and should include a complete description of all obligations of the various parties as well as details on fees. Lodgian's attorneys should review contracts in the negotiation stage, and should endorse all contracts prior to final approval and execution. Contracts may not be signed by anyone other than the Senior Vice President -- General Counsel or his/her authorized representatives.

9. USE OF FUNDS AND ASSETS -- Lodgian's funds and assets should not be used for any unlawful or unauthorized purpose. The payment or receipt of bribes, kickbacks, secret commissions, unauthorized gratuities or other unethical payments is prohibited. The use of funds for non-company purposes is prohibited.

         Assets (both tangible and intangible, including but not limited to Lodgian's buildings, property, vehicles, equipment, software, and the Lodgian name) should only be used for business activities. Any exceptions to this policy on the use of assets should be documented in writing and approved by the Senior Vice President -- General Counsel prior to the event.

10. PURCHASING -- In general, all Lodgian purchases should be made strictly on the basis of quality, suitability, service, price and efficiency. Suppliers should be treated fairly and equitably. It is the policy of Lodgian to award orders and contracts on the basis of merit and without favoritism. Purchases and contracts with companies owned or controlled by associates are allowed as long as the transaction fully complies with the conflict of


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                       LODGIAN'S POLICY ON BUSINESS ETHICS


         interest provisions of this policy, receive the prior approval of senior management and are entered into upon the same terms and conditions available to any other supplier. These purchases must also meet all of the specified standards of quality, suitability, service, price, and efficiency.

11. ASSOCIATE EXPENSES -- All associates must comply with the applicable Internal Revenue Code (IRC) standards and requirements when reporting their authorized travel, entertainment, business and relocation expenses. The travel, relocation and other applicable policies are designed to ensure compliance with the IRC standards. Associates are required to conform to policies when incurring and reporting business expenses. Any questions or issues not specifically covered by the policies should be referred to the Chief Financial Officer or his/her designee prior to the expense(s) being incurred.

12. GIFTS TO ASSOCIATES -- Gifts to associates from Lodgian are prohibited, except as part of a Human Resources-approved associate incentive program. The term "gift" may include such items as incentives, money, clothing, consumables, entertainment, and merchandise. Senior management reserves the exclusive right to grant exceptions to this policy if it can be shown that a deviation is both warranted and in the best interests of Lodgian. Personal gifts from managers to their associates are allowed for special occasions as long as they convey no message other than appreciation for work effort and are not paid for using Lodgian's funds.

13.      GIFTS TO OUTSIDE PARTIES

         A. Personal Gift-Giving: Associates are generally not restricted from giving personal gifts to outside parties. A "personal gift" is a gift item that does not belong to Lodgian nor was purchased using company funds. Personal gift-giving is discouraged in those situations where Lodgian has actual or potential business dealings with an individual or organization.

         B. Company Gift-Giving: Gifts given by Lodgian to an individual using corporate funds or assets must comply with Internal Revenue Policy on gift-giving and must be approved in writing by senior management prior to the conveyance. Any gift that exceeds $500 in value must have the advance written approval of the Chief Executive Officer or the Senior Vice President -- General Counsel. Associates should not use their personal funds to circumvent these standards. The Internal Revenue Code policies on gift giving may be obtained from the Senior Vice President -- General Counsel.

         C. Political Gift-Giving: The giving of gifts by Lodgian either directly or indirectly, including the offering or promising of value to a public official (either domestic or foreign) with intent to influence the public official, or as a result of an official act performed, or to be performed, by the public official is prohibited.

14. COMMUNICATIONS WITH MANAGEMENT -- Lodgian is committed to keeping the lines of communication between associates and management open. Significant or sensitive issues (operational, financial, personnel or other) facing Lodgian or its associates should be promptly communicated to management.

15. CONTACT AND COMMUNICATION WITH THE MEDIA -- Lodgian will respond in a timely, accurate, and appropriate manner to all legitimate requests for information from the


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                       LODGIAN'S POLICY ON BUSINESS ETHICS


         media or any other external organization, association, or individual. All such requests should be referred to the Chief Operating Officer or Chief Executive Officer. Any public announcements to the media or other external groups will be made only by designated personnel. Associates should be familiar with the Company's crisis policy in the event of an emergency.

16. ADVERTISING AND PROMOTIONS -- Lodgian will not engage in any unfair competition or deceptive advertising practices. All claims of fact made in advertising should be substantiated by supporting data before they are made.

17.      POLITICAL ACTIVITIES

         A. Domestic: While Lodgian has a significant interest in many governmental issues on a local, state and national level, there are laws that dictate the degree of involvement of the Company and its associates in political activities. Any proposed payments or transactions on behalf of or in the name of Lodgian to any government officials or candidates for public office or for public referendums must be reviewed and approved in writing by the Chief Executive Officer.

         B. International: Lodgian may make political contributions to candidates and committees in certain foreign countries. Prior to such contributions being made, however, approval of the Senior Vice President -- General Counsel is required.

18. DISCLOSURE OF CONFIDENTIAL INFORMATION -- As a publicly-owned company, Lodgian is subject to strict securities laws regarding the dissemination of information about the company to the public. In addition, the company's ability to compete depends upon confidential information. In addition, release of confidential information without authorization could violate a person's right to privacy, cause Lodgian to suffer financial loss, or create a potentially embarrassing situation. In conversations (business and personal) associates should limit disclosures to information which has been publicly released by the company and should not disclose to unauthorized persons or entities any confidential business information regarding operations, finances, guests, or associates. Moreover, Lodgian associates may not make use of such information to further personal interests. Unauthorized persons and entities could include other associates and non-associates, as well as other companies and organizations not specifically authorized to receive such information. Only authorized Company personnel (as designated by senior management) should release information to the public. If there is any question as to whether information should be released, consult the Senior Vice President -- General Counsel.

19. RELATIONS WITH OUTSIDE PARTIES -- Associates may personally accept business-related gifts, provided that they are customarily associated with ethical business practice and do not place the associate or Lodgian under any obligation to the donor. As used in this section, business-related gifts are anything of value and include, but are not limited to, normal services, cash, merchandise, travel, and entertainment. Business-related gifts valued in excess of $500 are discouraged, but if received, they must be reported in writing to the Senior Vice President -- General Counsel within ten days of receipt. If, in the sole discretion of the Senior Vice President -- General Counsel, a business gift creates or appears to create a conflict of interest, or to any degree impairs the objective business judgment of an associate, then the Senior Vice President -- General Counsel reserves the sole and exclusive right in the case of a tangible gift to claim the gift and the gift shall become the property of Lodgian.



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                       LODGIAN'S POLICY ON BUSINESS ETHICS


20. ASSOCIATE RELATIONS -- We are committed to a policy of equal opportunity and will not tolerate discrimination on the basis of race, color, national origin, age, veteran status, disability, gender, religion, or any other characteristic protected by law. We will comply with all applicable federal, state, and local laws and regulations regarding employment practices. We will provide a safe and healthy work place for our associates and they will be compensated in a fair and equitable manner.

         Lodgian will provide a safe and healthy work place for its associates and will compensate its associates fairly and equitably.

         We encourage our associates to work diligently and to deal with our guests and suppliers with integrity.

         Each associate should treat other associates in a humane manner without regard to race, color, national origin, age, veteran status, disability, gender, religion, or any other forms of discrimination.

         Lodgian will provide a work environment that is free of discrimination and harassment. Any associate who violates Lodgian's policies will be subject to discipline, up to and including termination.

21. GUEST RELATIONS -- Lodgian will succeed only if we serve our guests well. Our guests deserve to be treated courteously without discrimination or bias. Our guests have the right to adequate information about the prices of the rooms and services we offer to enable them to assess the value they are receiving. They deserve accurate and unambiguous advertising.

22. SHAREHOLDER RELATIONS -- Lodgian is owned by shareholders who have invested in the Company's stock. We are accountable to them. We are obligated to keep them informed concerning matters affecting the company. They deserve good corporate governance. A key aspect of our corporate governance structure is having our board of directors comprised primarily of independent directors who as a result of their experience, knowledge and skill can adequately represent the interests of shareholders and guide management.

23. CONFLICTS OF INTEREST -- The term "conflict of interest" refers to any circumstance which would cast doubt on an associate's ability to act objectively when representing the Company's interest. Associates should not use their position or association with Lodgian for their own or their family's personal gain and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with Lodgian's best interests.

         Significant ownership in a firm with which Lodgian does business could give rise to a conflict of interest. Where possible, the prior approval of Senior Management should be obtained. Moreover, an associate or relative may not receive any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving Lodgian.

         Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to bribes, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either the Company, the associate, or both.



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                       LODGIAN'S POLICY ON BUSINESS ETHICS


         Some examples of situations which could give rise to a conflict of interest are given below. These examples do not limit the general scope of this policy.

- Concurrent employment by Lodgian and any other business if such employment encroaches materially on time or attention which should be devoted to the Company's affairs.

- Concurrent employment by Lodgian and any other business that is a present or potential competitor, customer, supplier of goods or services, or contractor of Lodgian or receipt of compensation from any such business.

- Holding of a financial interest in any present or potential competitor, customer, supplier, or contractor unless the business or enterprise in which the associate holds a financial interest is publicly owned and the financial interest constitutes less than 10 percent of the equity securities of that business or enterprise.

- Acceptance of a membership on the Board of Directors or serving as a consultant or advisor to any board of any management of a business which is a present or potential competitor, customer, supplier, or contractor unless approved in writing by the Chief Executive Officer.

- Engaging in any transaction involving Lodgian from which the associate can benefit, financially or otherwise, apart from regular compensation received in the usual course of business. This prohibition is intended to include lending or borrowing of money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor.

- Use or disclosure to a third party of any unpublished information obtained by an associate in connection with their employment for personal benefit.

- Commission of any act which is considered illegal under the laws of the United States when dealing on behalf of Lodgian.

- Each potential conflict of interest will be considered individually, and the final decision as to the existence of a conflict will be made by the Chief Executive Officer.

24. OWNERSHIP OF COMPUTER RESOURCES AND SOFTWARE -- Computer programs and routines that are developed by associates as part of their job responsibilities are the property of Lodgian. Lodgian retains all rights to such software. Sharing of external files or downloading of trademarked information from the internet is prohibited.

         Much of the software utilized at Lodgian is licensed by the vendor for use according to specific software licensing agreements. It is Lodgian's intention to comply with all requirements of software licensing agreements. Unauthorized use, modification, or copying of licensed software documentation by associates is prohibited. Software that has been illegally copied or altered is not to be used on any Lodgian computer equipment.

25. REPORTING VIOLATIONS OF LODGIAN'S POLICY ON BUSINESS ETHICS -- If associates feel that they or another individual has violated this policy, the action must be reported immediately to the Senior Vice President -- General Counsel. The Senior Vice President -- General Counsel will review the issue and either take action directly or forward it to the



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                       LODGIAN'S POLICY ON BUSINESS ETHICS


         appropriate party for investigation and ultimate resolution. All inquiries will be appropriately investigated with due regard for the concerns of all involved, and will be kept as confidential as possible given the nature of the situation. The results of significant investigations will be communicated to the Chief Executive Officer. The Company's whistle-blower policy is available on its website.

         It is Lodgian's intent to protect innocent parties in their reporting of violations. Associates who, in good faith, report a suspected violation will not be subjected to retaliation as a result of their actions. In situations in which the reporting party is personally involved in the violation, Lodgian will consider whether some measure of leniency in disciplinary actions is appropriate, based on the severity of the violation and the level of cooperation provided by the associate.

26. COMPLIANCE AUDITS -- While all associates are expected to abide by the provisions of this Policy on Business Ethics, there will be periodic reviews made by our auditors and others, when appropriate, to ensure that compliance is achieved in all operations.

27. ACTIONS FOR NON-COMPLIANCE -- All issues of non-compliance with this policy will be reviewed and evaluated according to the circumstances and severity of the problem. Senior management will take actions as it deems appropriate, which can include disciplinary action up to and including termination, legal action, and other measures.

28. SETTING THE TONE AT THE TOP -- The Executive Officers including, but not limited to, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer, as leaders within Lodgian, are charged with the additional responsibility to set the tone for ethical conduct throughout the Company by complying with the following:

         1. Creating an environment within the Company in which compliance with this Policy on Business Ethics is treated as a serious obligation and policy breaches will be not tolerated.

         2. Adhering to and promoting the best of corporate governance practices in exercising oversight of the Company. This includes recommending updates to this policy to reflect evolving standards for ethical business operations and the behaviors of associates.

         3. Educating associates about applicable rules and regulations and monitoring compliance with these requirements.

         4. Establishing procedures for associates to report possible wrongdoing to senior management.

         5. Reporting irregularities, deficiencies in the Company's internal controls, and violations to the Audit Committee and the Board of Directors.

29. FOLLOW-UP -- The Lodgian policy on business ethics must be disseminated throughout the company. Managers should encourage associates to discuss with them any questions regarding compliance with this policy. Associates are encouraged to be candid with management if they believe there are violations of this policy, regardless of how insignificant it may be.



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                       LODGIAN'S POLICY ON BUSINESS ETHICS


         Managers must review this policy with their associates once per year and investigate any indications of unethical conduct with assistance from the Senior Vice President -- General Counsel.

         Officers, presidents, vice presidents and persons responsible for purchasing goods must provide a written statement each year acknowledging their understanding of the code of ethics as it relates to them and confirming that they have complied with this policy in the conduct of Lodgian's business or indicating the extent to which they have not complied with the policy.

         All associates are expected to comply with this policy.































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